FOR IMMEDIATE RELEASE News Announcement

Patriot Capital Funding Declares Quarterly Dividend of
$0.29 Per Share for 2006 First Quarter

WESTPORT, CT – March 1, 2006 — Patriot Capital Funding, Inc. (Nasdaq: PCAP), a specialty finance company providing flexible financing solutions to small- and mid-sized companies primarily in transactions initiated by private equity sponsors, today announced that its board of directors has declared a cash dividend of $0.29 per share for the first quarter of 2006.

Record date: March 21
Payment date: April 11

Dividends are paid from taxable income. Our board of directors determines quarterly dividends based on estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition.

We have adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

As a reminder, Patriot Capital Funding will report operating results for the 2005 fourth quarter and twelve-month periods ended December 31, 2005 on Friday March 3rd. Management will host a conference call and webcast to discuss the results – details below.

Conference Call:Friday, March 3, 2006 at 10:00 a.m. ET
Dial-in Number:	888/793-1722
Call Replay Until:	March 6, 2006 at 12:00 p.m. ET
Replay Number:	800/633-8284
Replay Access Code:	21284058
Webcast:	www.patcapfunding.com
Web Replay:	30 days

About Patriot Capital Funding, Inc.

Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions to private equity sponsors focused on making investments in small- and mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues between $10 million and $100 million, and which operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans and subordinated debt investments – which may contain equity or equity-related instruments. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment. Patriot Capital Funding also makes equity co-investments up to $2.0 million.

CONTACTS:
Richard Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com

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